Exhibit 99.1

DeVry Brasil to Acquire Damásio Educacional

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--December 16, 2014--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that DeVry Brasil has signed a definitive agreement to acquire Damásio Educacional. Completion of the transaction is expected to occur February 2015, subject to all regulatory approvals.

Damásio is a leader in bar exam test preparation and a high quality provider of undergraduate and graduate law programs. Damásio has a 44-year history in Brazil and serves more than 50,000 students through a network of approximately 220 learning centers located in many major cities (see map in Chart 1) and through distance learning. Damásio is expected to generate approximately $50 million in revenue in calendar year 2014. DeVry Group expects Damásio to be modestly accretive to earnings per share in fiscal 2015 and increasing thereafter.

“The addition of Damásio is in line with our strategy to continue to grow and diversify our educational offerings,” said Daniel Hamburger, president and CEO of DeVry Education Group. “This acquisition represents two of our priorities for capital allocation – higher education in Brazil and professional education globally. We look forward to welcoming Damásio faculty and staff to DeVry Group and to sharing best practices among our institutions.”

Damásio operates two educational segments:

  Professional education and exam review: Damásio is one of the largest providers of test preparation for the bar exam in Brazil. The institution is nationally recognized for its excellent academic reputation. Students who prepare with Damásio test preparation pass the bar exam at twice the national average. Professional education contributes approximately 65 percent of Damásio’s total revenue and represents more than 75 percent of its student body.
  Higher education: Damásio offers onsite undergraduate and graduate law programs and online and distance learning graduate law programs through its network of learning centers. Its law school in Sao Paulo is considered to be of the highest quality having received a recommendation from the Brazilian bar association. Only seven percent of law schools in the country have received this recommendation.

In addition to the sharing of best practices, DeVry Group expects Damásio students to benefit from significant investments in infrastructure, such as libraries and laboratories equipped with the latest technology. Professors and staff will have opportunities for professional growth within DeVry Brasil and other institutions within DeVry Group. In addition, Damásio will have the opportunity to develop academic offerings with DeVry Group’s sister institutions, such as Becker Professional Education.

BMO Capital Markets Corp. served as advisor to Damásio Educacional on this transaction. Damásio Educacional was controlled by Victoria Capital Partners private equity firm since 2008.

About DeVry Brasil

DeVry Brasil currently operates nine educational institutions: Fanor in Fortaleza (CE); ÁREA1 and Ruy Barbosa, both located in the city of Salvador (BA); Faculdade Boa Viagem (FBV) in Recife (PE), Unifavip in the city of Caruaru (PE); DeVry João Pessoa in the city of João Pessoa (PB); DeVry São Luís in São Luís (MA); Facid located in Teresina (PI); and Faculdade Martha Falcão in Manaus (AM). Together, these institutions provide services to more than 36,000 students, including the recently acquired Martha Falcão, across 15 campuses and offer more than 170 undergraduate and graduate programs in the areas of business, healthcare (including medicine), law, engineering and technology. All DeVry Brasil institutions operate with high standards of academic quality and a focus on student satisfaction.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting and finance. For more information, please visit http://www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2014 and filed with the Securities and Exchange Commission on August 27, 2014.

CONTACT:
Investor and Media Contact:
for DeVry Education Group
Larry Larsen, 312-497-0655
llarsen@greentarget.com